Exhibit 99.1

Contact:	John B. Williamson, III
Chairman, President and CEO
Telephone:	(540) 777-3810

FOR IMMEDIATE RELEASE

RGC RESOURCES HOLDS

ANNUAL SHAREHOLDERS MEETING

ROANOKE, Va. (January 31, 2012)—RGC Resources, Inc. (NASDAQ: RGCO) announces election of Directors at its shareholders meeting held on January 30, 2012. Shareholders approved the election of Maryellen F. Goodlatte, Attorney and Principal in the law firm of Glenn, Feldman, Darby & Goodlatte, and George W. Logan, Principal, Pine Street Partners, LLC to the Board of Directors for three-year terms. Shareholders also ratified the appointment of Brown Edwards and Company L.L.P. as auditors for 2012.

At a meeting of the Board of Directors, following the annual shareholders meeting, John B. Williamson, III was elected Chairman of the Board, President, CEO and CFO of RGC Resources, Inc. and its subsidiary companies. The Board of Directors also elected the following senior officers: Dale P. Lee, Vice President and Secretary of RGC Resources, Inc. and its subsidiary companies; Howard T. Lyon, Treasurer of RGC Resources, Inc. and its subsidiary companies; Robert L. Wells, II, Vice President, Information Technology and Assistant Secretary/Assistant Treasurer of RGC Resources, Inc., and its subsidiary companies; John S. D’Orazio, Vice President and COO of Roanoke Gas Company and certain affiliated companies.

RGC Resources, Inc. provides energy and related products and services to approximately 58,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

RGC Resources, Inc. stock is traded on the Nasdaq National Market with the trading symbol RGCO.

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